AXIOM PHARMACEUTICALS ANNOUNCES NEW CFO AND COO

PLAYA DEL REY, CA--August 27, 2003--Axiom Pharmaceuticals, Inc. (OTC BB: AXIM) announced today the hiring of Lan Hao as Chief Financial Officer and Peter Cunningham as Chief Operating Officer of the Company.

Mr. Hao is the former Chief Financial Officer of Door Training Company, China (a franchise of the Raytheon Company) from 2000-2002 where he designed and implemented the Company's financial and managerial structure, directed long-term strategic planning and led search for new partners and ventures. Prior to Door Training Company, Mr. Hao was Chief Financial Officer China Operations of Global Telesystems, Inc. (GTS). Mr. Hao directed finance and administration for GTS's China operations, which included four joint ventures (two in Beijing, two in Shanghai) and the China headquarters office. He also managed the preparation of PRC statutory and US GAAP financial reports, led the development and evaluation of new business opportunities and worked with field management on the implementation of corporate strategy and the improvement of local partner relationships as well as establishing and enforcing corporate finance policies. Mr. Hao has also held international positions at Helene Curtis and the Monsanto Company. Mr. Hao received his CPA Certificate in 1974, MS in Accounting, University of Kansas in 1966 and BS in Business Administration, National Taiwan University in 1962. Mr. Hao is fluent in spoken (Mandarin) and written Chinese.

Mr. Cunningham is a known pharmaceutical industry advisor with extensive experience in creating increased market share for new and existing ethical drug and OTC pharmaceutical products. He has more than 15 years of experience working in the healthcare industries in the Asia Pacific region. He was the Principal Consultant in Coopers & Lybrand / Marc J Consultants Healthcare Industry Practice. He is the former General Manager of Sterling Drug Singapore, where he was the youngest General Manager in the company's history. (SmithKline Beecham acquired Sterling Drug Inc.) He has held regional management positions with Rhone Poulenc Rorer, and Becton Dickinson. While at Becton Dickinson, he held additional responsibility as a member of an internal strategy advisory team comprising headquarters staff and visionary management from various operations worldwide.

Mr. Cunningham has advised healthcare industry clients on corporate strategy, investments, acquisitions, marketing, sales and distribution strategy and resource utilization, regulatory affairs and government negotiations. Project successes include cumulative investments of more than US$80 million and achievement of incremental revenues exceeding US$ 400 million annually. Mr.
Cunningham has significant experience developing successful marketing and investment strategies for clients in all segments of the healthcare,

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pharmaceutical  and  biotechnology   industries.   Mr.  Cunningham's  work  with
government   agencies   includes  projects  on  government  and  private  sector
cooperation for resource utilization and cost-effective provision of services.

Mr. Cunningham has undertaken manufacturing investment and technology transfer projects for antibiotic fermentation for broad-spectrum penicillin and cephalosporins, sterile processing and filling operations (including blow, fill and seal technologies), biotechnology process manufacturing (including process development, cell line expression, fermentation, purification and packaging), and cGMP biopharmaceutical manufacturing operations. These projects include valuation of plant, property and equipment; licensing, transfer and valuation of intellectual properties; and intellectual property transfer process management. He has pioneered methodologies for analysis, licensing, valuation and financing of the clinical development processes. Mr. Cunningham has worked on the formulation, development and commercialization of OTC, prescription and consumer healthcare products that have achieved market leadership in Asia. Mr. Cunningham received his MBA from The George Washington University and a B.A from the State University of New York and is a Research Fellow at the American Red Cross National Headquarters.

Axiom Pharmaceuticals, Inc., http://www.axmpharma.com, through its wholly owned subsidiary, Werke Pharmaceuticals, Inc., is the 100% owner of Shenyang Tianwei Werke Pharmaceutical Co., Ltd. ("STWP"), a Wholly Foreign Owned Enterprise ("WFOE") under the laws of the People's Republic of China. STWP is located in the City of Shenyang, in the Province of Liaoning, China. STWP and its predecessor company Shenyang Tianwei Pharmaceutical Factory, Ltd. ("STPF"), has an operating history of approximately 10 years. STWP historically has been a manufacturer and distributor of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. Axiom currently out-sources production and distribution of its products to third parties in China.


For  additional  information  on  Axiom   Pharmaceuticals,   Inc,  please  visit
http://www.iccinfo.com or call Investor Communications Company, LLC at 708 447-6834.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to Axiom, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Axiom's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.


Contact Information: Tom Bostic, Investor Communications Company, LLC
(708) 447-6834